Exhibit 99.2

Appleton’s Proposed Supply
Agreement with Domtar

February 24, 2012

Safe Harbor Statement

This presentation includes statements that constitute forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. This information involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The potential risks and uncertainties include, among others, the ability of Appleton to realize cost savings, general economic conditions and industry specific conditions. For certain information regarding these risks and uncertainties, reference is made to Appleton Papers Inc.’s public filings with the SEC, including its Annual Report on Form 10-K filed for the year ended January 1, 2011.

Disclaimer

No representation or warranty, expressed or implied, is made by Appleton Papers Inc. or its affiliates as to the information contained in these materials or disclosed during the presentation. This presentation does not constitute an offer or invitation for the sale or purchase of securities and has been prepared solely for informational purposes.

Non-GAAP Financial Measures

This presentation refers to certain non-U.S. GAAP financial measures. EBITDA is defined as net income (loss) from continuing operations plus net interest expense, tax, depreciation and amortization expense. A reconciliation of those numbers to U.S. GAAP financial measures is on the company’s website at www.appletonideas.com.

Appleton’s Proposed Supply Agreement
with Domtar

What is it:

Proposed 15-year supply agreement with Domtar, a long-time supplier of uncoated paper to Appleton

Would allow Appleton to close papermaking assets in West Carrollton, Ohio

Eliminate 330 jobs at the mill

Continue thermal paper coating at the mill and retain 100 jobs

Shift carbonless paper coating that was done at West Carrollton mill to the Appleton, Wisconsin plant, adding 50 jobs
Proposed supply agreement subject to decision-making bargaining with USW

Appleton’s Proposed Supply Agreement
with Domtar

Strategic Logic
Combine Appleton’s leading coating capabilities with Domtar, the largest integrated uncoated free sheet manufacturer in North America

Appleton has been sourcing paper from Domtar for decades

Allows Appleton to close high-cost, non-integrated papermaking assets

Provides Appleton access to high quality, integrated base stock and reduces exposure to highly volatile pulp and waste paper prices

Provides Domtar with an opportunity to repurpose and replace high volume communication paper capacity to specialty paper grades, while securing a growing business long-term

Supports Appleton’s long-term commitment to the specialty paper business and ultimately our customers

Appleton’s Proposed Supply Agreement
with Domtar

Estimated Financial Impact

Generates $25-$30 million annual improvement to EBITDA, compared to producing in-house or sourcing externally

Cash flow improvement from reduced working capital is expected to pay for most of anticipated shutdown costs

Ongoing benefit of reduced maintenance capital investment

Non-cash write down of assets of between $80-$90 million expected to occur in Q1 2012

Proposed agreement is subject to decision-making bargaining with the USW

Appleton’s Proposed Supply Agreement
with Domtar

Next Steps

Begin decision-making bargaining with leadership of local chapter of the United Steelworkers Union

Absent any changes resulting from bargaining:

Domtar ramps up production over course of 2012

Most of the transition complete by Q4 2012

We will provide updates during our fourth quarter and full year earnings call scheduled for March 6

Appleton’s Proposed Supply Agreement
with Domtar